UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2006

AIRNET COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-28217	59-3218138
(Commission file number)	(IRS Employer Identification Number)

3950 Dow Road, Melbourne, Florida 32934

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (321) 984-1990

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 12, 2006, the Registrant and Laurus Master Fund, Ltd. entered into an Unconditional Release and Settlement Agreement (“Agreement”).

Pursuant to the Amended and Restated Security Agreement dated as of November 8, 2005 and Amended and Restated on December 30, 2005 by and among, inter alia, Laurus and the Registrant (as amended, restated, modified and/or supplemented from time to time, the “Security Agreement”), all ancillary agreements referred to in the Security Agreement or otherwise executed in connection with the transaction (as each are amended, restated, modified, and/or supplemented from time to time, the “Ancillary Agreements” and, together with the Security Agreement, the “Loan Documents”), Laurus has previously made certain loans to the Registrant (the “Loans”). On May 2, 2006, Laurus alleged that the Loans were in default and the Registrant filed an 8-K describing the purported default and effects.

As noted in the May 2, 2006 8-K filed by the Registrant, any default under the Security Agreement will also automatically trigger an event of default pursuant to the Securities Purchase Agreement (“Securities Purchase Agreement”) dated June 5, 2003 as amended on November 4, 2005 between the Registrant and TECORE, Inc. (“TECORE”) and SCP Private Equity Partners, II, L.P. (“SCP”). The Securities Purchase Agreement governs the issuance and sale to SCP and TECORE of senior secured convertible notes (the

“Notes”) in the principal amount of $16,000,000. In the event of default under the Securities Purchase Agreement, the remaining indebtedness owed to TECORE and SCP becomes due and payable. The Securities Purchase Agreement and related agreements are described in a Current Report filed on Form 8-K dated August 14, 2003. As of April 30, 2006, the balance due to TECORE, inclusive of principal and unpaid accrued interest was approximately $7.24 million. As of April 30, 2006, the balance due to SCP, inclusive of principal and unpaid accrued interest was approximately $3.17 million. On May 15, 2006, SCP formally notified the Registrant of a default under the Securities Purchase Agreement.

Laurus has also made additional claims against the Registrant and the officers and directors of the Registrant (the “Releasees”) in connection with the Loans or the Loan Documents which the Registrant has denied.

Laurus has agreed to unconditionally and forever release those claims and potential claims against the Releasees and further release the Registrant in consideration of (i) payment by the Registrant to Laurus of $1.6 million to be credited against the Loan balance owed to Laurus under the Loan Documents, (ii) blanket releases of Laurus by the Registrant and Releasees, and (iii) acknowledgment and confirmation by AirNet of its existing obligations under the Security Agreement. The Registrant made the $1.6 million payment to Laurus on May 12, 2006.

Section 8 – Other Events

Item 8.01.	Other Events.

The Registrant has previously disclosed a reduction in force and restructuring initiative while its Board of directors considers the options available to it (including the potential filing of a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code) in light of the Registrant’s cash position and immediate need for additional funding, and continuing adverse market conditions. The Registrant and the Registrant’s lenders have met and are continuing to negotiate a potential debt restructuring to address the acceleration of debt and defaults noted in Item 2.04 above. The Registrants’ cash position as of the close of business on May 17, 2006 was approximately $536,000 which is inadequate to support operations without an immediate source of additional funding.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET COMMUNICATIONS CORPORATION
Registrant

By:	/s/ Stuart P. Dawley, Esq.
Stuart P. Dawley, Esq.
Vice President, General Counsel and Secretary

Dated: May 17, 2006